FEE REDUCTION AGREEMENT


	AGREEMENT made as of this 1st day of
May 2012, between Tax-Managed International
Equity Portfolio (formerly Tax-Managed
International Growth Portfolio) (the "Trust") and
Boston Management and Research (the "Adviser").

	WHEREAS, the Trust has entered into an
Investment Advisory Agreement ("Advisory
Agreement") with the Adviser, which provides that the Adviser shall be entitled to receive an asset-based fee payable at a certain rate; and

	WHEREAS, the Adviser has offered to
reduce such advisory fee rate, and the Trust has accepted such fee reduction, such fee reduction being effective as of May 1, 2012; and

	WHEREAS, the Adviser and the Trust wish
to memorialize said fee reduction in writing;

	NOW, THEREFORE, in consideration of
the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby agree as follows:

1.	For so long as the Advisory Agreement
shall remain in effect, notwithstanding any provisions of the Advisory Agreement to the contrary, the Adviser will reduce its advisory fee for the Trust in accordance with the fee reduction schedule set forth on Exhibit A hereto.

2.	This Agreement may only be terminated or
amended upon the mutual written consent of the Trust and the Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the
"Independent Trustees") and by the vote of a majority of the outstanding voting securities of the Trust; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Trust.

3.	For purposes of this Agreement the term
"vote of a majority of the outstanding voting securities of the Trust" shall mean the vote, at a meeting of Holders, of the lesser of (i) 67 per centum or more of the Interests in the Trust present or represented by proxy at the meeting if the Holders of more than 50 per centum of the outstanding Interests in the Trust are present or represented by proxy at the meeting, or (ii) more than 50 per centum of the outstanding Interests in the Trust. The terms "Holders" and "Interests" when used herein shall have the respective meanings specified in the Declaration of Trust of the Trust.

4.	This instrument is executed under seal and
shall be governed by Massachusetts law.


IN WITNESS WHEREOF, this Agreement has
been executed as of the date set forth above by a duly authorized officer of each party.



	TAX-MANAGED INTERNATIONAL
EQUITY PORTFOLIO



						By:
	/s/Maureen Gemma

	Title: Secretary




	BOSTON MANAGEMENT AND
RESEARCH



						By:
	/s/Maureen Gemma
						Title:
Vice President
Exhibit A

ADVISORY FEE REDUCTION SCHEDULE
Tax-Managed International Equity Portfolio
(Effective as of May 1, 2012)


The Adviser's asset-based advisory fee is reduced and computed as follows:


Average Daily Net Assets for the Month	Annual
Fee Rate
(for each level)

Up to $500 million
0.750%

$500 million but less than $1 billion
0.725%

$1 billion but less than $2.5 billion
0.700%

$2.5 billion but less than $5 billion
0.680%

$5 billion and over
0.665%


77Q1(e) Tax-Managed International Equity Portfolio Fee Reduction Agreement